Registration Statement No. 333-209682

Dated December 16, 2016; Rule 424(b)(2)

Fixed to Floating Rate Notes Linked to 3-Month USD LIBOR due September 20, 2026 $4,574,000

For the avoidance of doubt, and notwithstanding anything to the contrary set forth in the pricing supplement dated September 15, 2016 (the “pricing supplement”), interest on the notes will be payable in arrears on the 20th day of each March, June, September and December of each year, commencing on December 20, 2016.

CUSIP: 48128GH37

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-19 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the U.S. Securities and Exchange Commission, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

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The notes are not bank deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and are not the obligations of, or guaranteed by, a bank.

You should read this document together with the pricing supplement describing the offering and the related product supplement, prospectus and prospectus supplement each of which can be accessed via the links below:

•	Pricing Supplement: https://www.sec.gov/Archives/edgar/data/19617/000089109216017429/e71186_424b2.htm
•	Product supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000089109216014194/e00048_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Amendment no. 1 to pricing supplement dated September 15, 2016, prospectus supplement and prospectus dated April 15, 2016 and product supplement no. 1-I dated April 15, 2016